EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of The Warnaco Group, Inc. of our report dated February 18, 1997 appearing on page F-1 of The Warnaco Group, Inc.'s Annual Report on Form 10-K for the year ended January 4, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE, LLP
New York, New York
December 2, 1997